SunTrust                                                          Exhibit 10.191
Foreign Exchange Contract Confirmation

Foreign Exchange Operations                            Telephone: (404) 588-8121
Mail Code 1978                                         Fax: (404) 588-7094
P.O. Box 4418                                          SWIFT: SNTRUS3A
Atlanta, GA 30303

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CATALIAN INTERNATIONAL                                               31 May 2000
PLC
18191 NW 68th AVENUE
ATTN: TOM BLUTH
MIAMI, FL 33015

We confirm the following new foreign exchange transaction, our reference number 1123515. On 31 May 2000, we sold to you GBP 9,934,432.74 for value 22 Aug 2000 against USD 15,000,000.00 at an exchange rate of 1.50990000. This deal has a beginning option date of 03 Jul 2000. The deal was done via DIRECT.

We are waiting your instructions for payment of GBP 9,934,432.74.

We will send you our receipt instructions for your payment of USD 15,000,000.00 at a later date.

Sincerely
Computer Generated Advice.  No Signature Required

On All Forward Contracts Please Sign a copy of this on the line below confirming your agreement with the above detailed Transaction and mail to the above address.

/s/  Thomas M. Bluth
--------------------
Director

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                              Terms and Conditions

   The transaction recorded on the face hereof evidences and confirms an agreement of SunTrust Bank, Atlanta, (hereafter referred to as the Bank) to purchase from or sell to another party foreign exchange in the amounts and at the sales and times shown on the face hereof.

   In consummating this transaction, the Bank may use one or more branches, correspondents, agencies or other instrumentalities (hereafter referred to as Agents).

   Neither The Bank nor its Agents shall be liable for any loss, cost, damage or expense arising from or in connection with: the insolvency, neglect, misconduct, mistake, delay or default of another bank or person; delay in, failure of or other errors in mails, cables, telexes, telegraphs or wireless transmission of messages, actions or inactions of any government agency, whether de jure or de facio, war, revolution, civil disturbance or governmental restrictions; force majeure; or any other cause beyond their reasonable control.

  In any event, any loss due to fluctuation in the rate of exchange or in impairment or destruction of the foreign currency in question is assumed solely by the other party and not the bank. If for any reason this transaction is not finally consummated, the Bank shall not be obligated to refund any monies supplied by the other party until the Bank has received evidence acceptable to it that the transaction has been satisfactorily terminated as to all parties, including the replacement of all funds transferred by it to effect the transaction. Any refund shall be less all charges and expenses incurred by the Bank or its Agents in connection with the transaction.

   In determining any exchange conversion rate for refund or other purposes, the prevailing spot rate in New York City at the time in question may be used if ascertainable, otherwise the spot rate of the bank affecting the conversion may be used.

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